AIG, LLC IN DEFAULT ON CONTRACT TO PURCHASE HOMESEEKERS.COM COMMON STOCK


RENO, Nevada - May 22, 2000... HomeSeekers.com (NASDAQ: HMSK) today announced that it has notified AIG, LLC that AIG, LLC is in default under its contractual obligation to purchase 579,710 shares of HomeSeekers.com common stock for an aggregate purchase price of $2.0 million. AIG, LLC is not an affiliate of American International Group, Inc. Pursuant to the terms of the subscription agreement between AIG, LLC and the Company, AIG, LLC was obligated to purchase the shares. There can be no assurance that HomeSeekers.com will receive any of the $2.0 million contract price from this agreement.

HomeSeekers.com continues to actively pursue a number of potential financing alternatives.

About HomeSeekers.com, Incorporated

HomeSeekers.com, Incorporated is a leading provider of technology to the North American and International real estate industries. The company provides technology solutions and services targeted to brokers, agents, Multiple Listing Services (MLS), builders, consumers and others involved in the real estate industry. Product and services offerings can be viewed at the company's primary website, http://www.homeseekers.com.

This press release contains various forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding future results of operations and market opportunities that are based on HomeSeekers.com's current expectations, assumptions, estimates and projections about the company and its industry. Investors are cautioned that actual results could differ materially from those anticipated by the forward-looking statements as a result of the success of HomeSeekers.com's branding and consumer awareness campaign and other marketing efforts; competition from existing and potential competitors; and HomeSeekers.com's ability to continue to develop and integrate new products, services and technologies. These factors, along with other potential risks and uncertainties are discussed in HomeSeekers.com's reports and other documents filed with the Securities and Exchange Commission.